Exhibit 10.6

Form of Customer Agreement

THIS SUPPLY AGREEMENT (HEREINAFTER REFERRED TO AS THE “AGREEMENT”) ENTERED INTO BY:

[            ], a Company incorporated under the Companies Act 1956 and having it’s Registered Office at [    ] (hereinafter referred to as “[            ]” which expression shall wherever the context admits mean and include its successors and assigns) of the One Part:

AND

Varsal, LLC. a company formed in accordance with and by virtue of the laws of the United States and having a registered office at [    ],(hereinafter referred to as “Supplier” or “Varsal” which expression shall wherever the context admits mean and include its successors and assigns) of the Second Part:

WHEREAS:

A.	[ ], among various other activities, is interalia, engaged in the business of manufacturing Active Pharmaceutical Ingredients (API), Bulk Drugs, Intermediates and other chemicals and also as service providers in the area of contract Research and Contract manufacturing of Drugs and Intermediates.

B.	Supplier is in the business of manufacturing chemicals and intermediates for use in APIs.

C.	Varsal has facility for the product(s)ion and supply of [ ] (and are desirous of supplying as per the technical specification and requirements to be provided by [ ] for the manufacture of the final product by them and onward sale to their customers world wide.

D.	AND WHEREAS, the parties hereto felt that it is desirable to reduce the proposed arrangement into writing for the sake of definiteness and clarity and accordingly have decided to do so.

NOW THIS AGREEMENT WITNESSTH AND PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS:

1.1.	“Affiliate” of any specified Party means any other Person, directly or indirectly controlling or controlled by or under direct or indirect control of such specified Person. For the purpose of this definition, “control” when used with respect to any Person means the power to influence such Person and/or direct the management and policies of such Person directly or indirectly, whether through the ownership of voting securities, by Agreement or otherwise and the terms “controlling” and “controlled shall be construed accordingly.

1.2.	‘cGMP’ means current good manufacturing practice regulations, directives, and guidelines for Products established by: (i) the Greek State, and European Directives (namely EU GMP Part II), or (iii) the applicable regulations specifying good manufacturing practices for the relevant Product(s) within any country in the Territory, as all of such regulations, guidelines and directives may be amended from time to time;

1.3.	Product(s) shall mean as per [ ] specifications enclosed herewith as Annexure - A is to be manufactured by Varsal also such additions to the said product(s) from time to time as may be mutually agreed to between the parties.

1.4.	‘Price’ shall mean the price at which [ ] acquires products as stipulated in Annexure B. The prices shall be subject to periodic review and revised based on mutual agreement.

1.5.	“Party or Parties” shall mean and refer to SUPPLIER and [ ] , as referred to individually or collectively, as the context permits.

1.6.	“Specifications” shall mean the specifications of the Product to be provided by [ ] as detailed in Annexure A attached to this Agreement;

1.7.	“Term” shall convey the meaning as ascribed thereto in Article 8;

1.8.	‘Intellectual Property Rights’ means all intellectual property rights wherever in the world arising, whether registered or unregistered (and including any application), including copyright, know-how, confidential information, trade secrets, business names and domain names, trademarks, service marks, trade names, patents, petty patents, data exclusivity rights, utility models, design rights, database rights and all rights in the nature of unfair competition rights or rights to sue for passing off and rights to apply for any of the foregoing;

1.9.	‘Specifications’ shall mean the specifications for the Product(s) as identified in the Annexure A

1.10.	“Transport” is coordinated by Supplier CIF.

2.	OBJECT OF THE AGREEMENT:

2.1.	[ ] appoints Supplier and Supplier accepts the appointment as a non-exclusive supplier of Products manufactured according to the Specifications mentioned in Annexure A (hereinafter “Products”) – at a site compliant with FDA, ICHQ7, cGMP guidance’s, applicable laws as necessary to supply in the Territory (“Premises”) for and on behalf of [ ], in the manner set out in this Agreement and the relevant Purchase Orders.

2.2.	Supplier shall manufacture the Products in the quantities indicated by [ ] in the Purchase Orders and in accordance with the agreed Specifications, applicable laws, regulations and rules in force relating to the manufacturing of the Product, applicable cGMP and the terms and conditions of this Agreement. It is acknowledged and agreed by [ ] that all Products purchased from Varsal shall be used primarily by [ ] and only for applications for which [ ] has the legal right and authorization to use. [ ] shall not resell, transfer, or otherwise distribute any Product to any third party for the primary purpose of commercial profit. Notwithstanding the foregoing, [ ] may sell or otherwise transfer limited quantities of Product solely to dispose of excess inventory or Product remaining after the cancellation or reduction of customer orders, provided that such sale or transfer is not undertaken as part of a regular course of trade or as a profit-seeking activity.

2.3.	Supplier shall not be permitted to subcontract manufacturing or the performance of some or all of its manufacturing obligations under this Agreement to any third party, without [ ]’s prior written consent. Supplier shall always be liable for any actions or omissions of its permitted subcontractors and shall be fully responsible for the quality of the materials or services provided by such sub-contractors.

3.	PURCHASE ORDERS AND DELIVERY:

3.1.	The Parties hereby agree that [ ] shall raise Purchase Orders to the Supplier for supply of Product as per terms contained in the said purchase orders. Each Purchase Order shall constitute an offer to purchase and will be deemed accepted by the Supplier if not expressly rejected in writing within seven (7) days of receipt. If the Supplier does not respond within this timeframe, the Purchase Order shall be deemed accepted by the Supplier.

3.2.	In the event of any ambiguity, contradiction or discrepancy between the purchase orders or other documents and this Agreement, this Agreement shall prevail and be binding on the Parties.

3.3.	Supplier shall use its best efforts to endeavor to supply the Product as per the Delivery Schedule issued by [ ] in the relevant Purchase Orders and shall, in any case, deliver the Product within a maximum period of twenty (20) weeks as from the date of acceptance of the corresponding purchase order by Supplier.

3.4.	Supplier shall execute the purchase orders of [ ] on a basis (delivery address: specified on each purchase order).

4.	ACCEPTANCE AND LIABILITY:

4.1.	[ ] shall inspect each shipment upon its receipt of Product for all defects and conformance with the Specifications. Any Product not rejected within seven (7) days of delivery to [ ] shall be deemed to have been accepted by [ ] unless there are latent defects. Product shall conform in all material respects to the applicable Specifications at any time during the stated shelf life of the Product, provided that the Product is stored, handled, and transported in accordance with appropriate storage, handling, and transportation instructions for Product as stated in the Specifications and other written sources. Any failure of the Product to conform to the Specifications resulting from improper storage, handling, transportation, or use shall not constitute a breach of this Agreement. Any latent defects in Product not detectable by means of the inspection specified in this section shall be notified by [ ] to Supplier upon discovery thereof. In the event that Supplier is in agreement with the contentions as to non-conformance raised by [ ], Supplier shall at [ ]’s sole discretion either (a) dispatch to [ ], a replacement Product as soon as is reasonably practicable but in every case within an acceptable time frame by [ ] following [ ]’s notification of non-conformance, all costs in respect of such replacement shall be borne by Supplier; or (b) reimburse to [ ] the amount paid or invoiced for such Product. Further, all the expenses incurred by [ ] in connection with the return of the said non-conforming products shall be borne by Supplier.

4.2.	In the event that Supplier is not in agreement with the contentions as to non-conformance raised by [ ], a respective sample of the allegedly non-conforming Product, shall be submitted to a mutually acceptable independent laboratory which shall examine such samples in a method specified by the Parties as part of a mutually agreed testing procedure laid out in the Quality Agreement. The results of the said laboratory shall be final and binding on the Parties, and the costs associated with such submission and determination shall be borne by the Party against which the laboratory decides.

4.3.	All other quality provisions are formulated and described in the relevant Quality Agreement which prevails over this agreement for all quality issues whatsoever.

5.	PRICE AND PAYMENT:

5.1.	The price at which Product shall be sold by Supplier to [ ] shall be mutually agreed between Supplier and [ ] from time to time (“Price”). The Parties agree to review prices on time to time and compare them with the prevailing market prices for similar Products.

5.2.	All payments to be made hereunder shall be made in USD and shall be paid within thirty (30) days from the date of invoice, subject to the condition that the product(s) is as per specification of [ ]. The payment will be made by bank transfer to the bank account designated by Supplier, or on such other terms agreed in writing upon between Supplier and [ ] from time to time.

6.	TECNOLOGY AND CHANGES:

6.1.	It is the responsibility of Supplier for the deployment of appropriate technology to ensure efficient, uninterrupted manufacturing process and to ensure timely deliveries of products meeting quality specification/requirements of [ ].

6.2.	It is the responsibility of Supplier to notify [ ] well in advance ninety (90) days before implementation) regarding any change in process and/or raw material and/or regents used in the manufacture of the products. Supplier shall obtain prior written consent for the change being implemented in respect of any such change.

7.	AUDITS:

[    ] shall upon prior notice, audit every Three (3) Years of Supplier for auditing the manufacturing facilities, warehouse, quality labs and quality of product(s) supplied for [    ] and have access to relevant records, information etc., as and when required by [    ].

8.	REPRESENTATIONS AND WARRANTIES:

8.1.	The Parties represent and warrant that they:

8.1.1.	Have obtained all necessary corporate approvals to enter into this Agreement and that no consent or approval is required from any governmental authority with respect to the entering into or the performance of this Agreement; and

8.1.2.	are under no obligation or restriction, nor will they assume any such obligation or restriction, that would in any way interfere or conflict with, or that would present a conflict of interest concerning, any obligations under this Agreement.

8.2.	Supplier represents and warrants that:

8.2.1.	The Product shall conform, at all times, to the Specifications provided by [ ], applicable laws, regulations and rules in force relating to the manufacturing of the Product, applicable cGMP guidelines and the terms and conditions of this Agreement. At the time of delivery, Supplier undertakes to provide a certificate of analysis (“COA”) confirming the Specifications with every shipment of the Product.

8.2.2.	no warning, demand or claim for any third-party infringement will be brought against [ ] on account of Supplier’s manufacture and/or supply of Product to [ ].

8.2.3.	All Products supplied hereunder shall be free and clear of all security interests, liens, or other encumbrances of any kind or character.

8.2.4.	All the Product supplied, and the manufacturing process utilized in the manufacture of the Product does not infringe any rights including intellectual proprietary rights of any third party.

9.	INDEMNIFICATION:

9.1.	Supplier shall indemnify, defend, and hold harmless [ ] its Affiliates and each of their respective directors, officers, employees, agents, successors and assigns (collectively, the “[ ]’s Indemnitees”) from and against all liabilities, expenses, losses, damages and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding, or cause of action brought against any of them by a third party arising out of or in connection with: (a) gross negligence or willful misconduct; (b) breach of its confidentiality obligations hereunder; (c) breach of any of its representations and warranties and any applicable laws; and (d) any alleged infringement or violation of any third party rights including Intellectual property rights, used by Supplier or its Affiliates and each of their respective officers, directors, agents and employees in manufacturing, importing or selling the Product.

9.2.	[ ] shall indemnify, defend, and hold harmless Supplier its Affiliates and each of their respective directors, officers, employees, agents, successors and assigns (collectively, the “Supplier’s Indemnitees”) from and against all liabilities, expenses, losses, damages and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding, or cause of action brought against any of them by a third party arising out of or in connection with gross negligence or willful misconduct in performance of its obligations by [ ].

9.3.	Upon occurrence of an event that requires indemnification under this Agreement, the indemnified party shall give prompt written notice to the indemnifying party providing reasonable details of the nature of the event and basis of the indemnity claim. The indemnifying party shall have the right, at its expense and with counsel of its choice, to defend, to contest or otherwise prosecute against any such action at its own costs and expenses. The indemnified party shall also have the right, but not the obligation, to participate, at its own expense in the defence thereof with counsel of its choice.

10.	LIMITATION OF LIABILITY:

10.1.	Under no circumstances shall either Party be held liable to the other Party or to any third party for any indirect, special, incidental, consequential, punitive or exemplary damages arising out of or in connection with this Agreement, including, but not limited to, any loss or damage to business revenue, anticipated sales, profits (anticipated or lost), goodwill, business interruption, or any other commercial losses, regardless of whether the Party was advised of the possibility of such damages. This limitation applies regardless of the legal basis of the claim, whether in contract, tort (including negligence), equity, or otherwise, including claims brought through class action proceedings.

10.2.	Notwithstanding anything contained in this Agreement nothing shall limit or exclude Supplier’s liability for; i. breach of representations and warranties; ii. breach of indemnification obligations; iii. breach of confidentiality obligations; iv. willful misconduct or gross negligence; or v. breach of applicable laws.

10.3.	Notwithstanding anything to the contrary herein, the total aggregate liability of [ ] under this Agreement, shall not exceed the value of the batch supplied by the Supplier, under which the dispute arises.

11.	TERM AND TEMRINATION:

11.1.	This Agreement shall be initially valid for a period of [ ] years commencing from the Effective date, unless terminated earlier by either party in terms of this Agreement. Upon termination/expiration, the Parties may mutually agree to extend the term of this Agreement in writing.

11.2.	Notwithstanding Article 11.1, either Party (“Terminating Party”) shall be entitled to terminate this Agreement by giving a prior written notice of 30 days to the other party if:

11.2.1.	the other Party commits any material breach of this Agreement and fails to remedy the same within thirty (30) days after receipt of written notice from the Terminating Party identifying the breach and requiring it to be remedied;

11.2.2.	the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law;

11.2.3.	the other Party ceases or threatens to cease to carry on business or anything analogous to any of the foregoing occurs in any foreign Jurisdiction.

11.2.4.	a force majeure event that will, or continues to, prevent performance (in whole or substantial part) of this Agreement or any pending Work Order for a period of at least sixty (60) days. In the case of a force majeure event relating solely to a pending Work Order, the right to terminate will be limited to such a Work Order.

11.2.5.	[ ] shall have the right to terminate this Agreement or any Purchase Order without any cause by providing 90 days notice to the Supplier. Firm Date, is defined as the date that is 90 days before the delivery date listed on the Purchase Order. If no delivery date is listed, the date of the Purchase Order date shall be used to determine the Firm Date. For the avoidance of doubt, any Purchase Order is binding cannot be cancelled by the Firm Date.

11.3	Notwithstanding termination of this Agreement, Supplier shall complete under the terms of this Agreement all Purchase Orders accepted by Supplier before such termination i.e., prior to the date that [ ]’s written termination notice was received by the Supplier. Additionally, all Purchase Orders that are due within 90 days after the Termination Date shall also be binding and cannot be cancelled.

11.4	Upon expiry of this Agreement, any continued relation between Supplier and [ ] shall not be deemed to be a renewal of this Agreement, unless specifically agreed in writing between the party.

12.	CONFIDENTIALITY:

12.1.	Confidential Information. “Confidential Information” means any information that relates to the actual or anticipated business, research, or development of a party or its Affiliates and any proprietary information, trade secrets, and know-how of a party or its Affiliates, that is disclosed by or on behalf of such party (“Disclosing Party”), directly or indirectly, in writing, orally, or by inspection or observation of tangible items, to the other party (“Receiving Party”) or its Representatives. Confidential Information includes, but is not limited to, scientific or technical information (including information concerning biological materials, gene or protein sequences, antibodies, antigens, cell lines, chemical compounds, assays, test results, data or formula), all clinical information (including protocols, investigator’s brochure and other trial related documentation, data, analyses, trial design, statistical analyses and/or results) processes, plans, marketing and business development campaigns, financial information, , and all information regarding Intellectual Property Rights, financing or personnel matters, present or future products, suppliers, prices, customers, computer systems, contracts or terms of contracts, sales, employees, investors and business strategies, and any other information that should be reasonably known to be confidential given on the nature of Disclosing Party’s business and the circumstances surrounding the disclosure. Confidential Information of a Disclosing Party may also include information of third parties disclosed by or on behalf of a Disclosing Party to the Receiving Party or its Representatives hereunder in confidence.

12.2.	Exceptions. Confidential Information does not include any information that the Receiving Party can demonstrate by competent written evidence: (a) was publicly known and made generally available in the public domain prior to the time such information was disclosed by or on behalf of the Disclosing Party to the Receiving Party, (b) became publicly known and made generally available, after disclosure to the Receiving Party, through no wrongful action or inaction of the Receiving Party or its Representatives, (c) was in the Receiving Party’s possession, without confidentiality restrictions, at the time of disclosure by or on behalf of the Disclosing Party, as shown by the Receiving Party’s files and records, (d) came into the Receiving Party’s possession, without confidentiality restrictions, from a third party (other than on behalf of the Disclosing Party) having the right to disclose such information to the Receiving Party, or (e) was independently developed by the Receiving Party, without use of or reference to Confidential Information.

12.3.	Nondisclosure and Nonuse. Supplier shall not, during and after the termination or expiration of this Agreement, disclose the Confidential Information of [ ] to any third party or use the Confidential Information of [ ] for any purpose other than for the purpose of this Agreement. Supplier agrees to restrict access to all Confidential Information of Company to only such limited group of Supplier’s authorized representatives who require such information in connection with the performance of Supplier’s obligations under this Agreement. Supplier will take all reasonable precautions to prevent any unauthorized disclosure or use of the Confidential Information of the Company, including, but not limited to, having each Representative of Supplier, if any, with access to any Confidential Information of Company, execute an agreement containing terms of confidentiality and non-use that are no less protective of Company and its Confidential Information than the terms contained in this Agreement. All Confidential Information of [ ] is and shall remain the sole and exclusive property of [ ]. Confidential Information of [ ] shall include, without limitation to any and all information generated by Supplier on behalf of [ ] in the performance of Supplier’s obligations hereunder and for the purpose of this Agreement, [ ] shall be deemed the Disclosing Party with respect thereto.

12.4.	Return or Destruction. After the termination or expiration of this Agreement each Party shall not use and shall promptly (i) return all Confidential Information of the other Party (along with all copies thereof) and (ii) destroy summaries, synopses or derivations of Confidential Information, except that (A) legal counsel for each Party may retain an archival copy or other appropriate record of the same to assure compliance with this Agreement or any applicable governmental requirements and (B) each Party has the right to retain Confidential Information to the extent it has become included in automatic “backups” by routine procedures or by electronic communication or information management systems. Any Confidential Information retained pursuant to the immediately preceding sentence shall remain subject to the use and confidentiality restrictions herein until such Confidential Information is destroyed.

12.5.	Return of Materials. All materials, whether tangible or intangible, including without limitation, documents, drawings, models, apparatus, sketches, designs, flow charts, listings, and software encoded on media furnished to Receiving Party by Disclosing Party under this Agreement, and all copies made thereof shall be returned to Disclosing Party promptly at its request or destroyed or deleted (if stored in computer, word processor, mobile telecommunications device or similar device) within 3 (three) days after receipt by the Receiving Party of a written notice by the Disclosing Party requesting such return or destruction. In addition, all records, notes or other written material (or to the extent such material is contained in electronic form) created by Receiving Party related to or derived from the Disclosing Party’s Confidential Information shall be returned over to Disclosing Party promptly upon its request. The Disclosing Party may require the Receiving Party to certify under its seal that it has fully complied with any instructions given by the Disclosing Party with respect to the return of the Confidential Information or the destruction thereof. The Receiving Party acknowledges that the destruction, return, or deletion of any Confidential Information shall not release the Receiving Party from its obligations contained in this Agreement.

13.	DISPUTE RESOLUTION:

13.1.	This Agreement and performance here under shall be interpreted in accordance with and shall be governed by the laws of the State of Delaware, United States of America. The Parties agree that any disputes that arises out of or in connection with this letter or its subject matter or formation (including non-contractual disputes or claims) arising out of or in connection with this Agreement may be brought in the courts of the State of Delaware, and each Party hereby submits to the exclusive jurisdiction of this court.

13.2.	The Parties agree that any difference of opinion or dispute that may arise at any time during the term of this Agreement or thereafter shall first be attempted to be resolved amicably. If the Parties are unable to resolve such dispute amicably, the matter shall be referred to and finally settled by arbitration in accordance with the Delaware Uniform Arbitration Act. The seat and legal place of arbitration shall be Wilmington, Delaware. The arbitration proceedings shall take place in Delaware. The language of the proceedings, documentation, and the award shall be English. The award shall be made in writing and shall be final and binding on the Parties, who shall undertake to carry out the award without delay. The award may be made public only with the consent of both Parties.

14.	MISCELLANEOUS:

14.1.	Force Majeure. Neither Party shall have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, epidemics, pandemics, lockdowns, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, acts of God or acts, omissions, or delays in acting by any government or regulatory authority, shortage or non-availability of raw materials, change in laws of the land, Government orders or restrictions, and failure of public utilities (“Force Majeure”). The Party affected by any event of force majeure event shall promptly notify the other Party, explaining the nature, details and expected duration of the force majeure event. A Party affected by an event of force majeure shall use its reasonable efforts to remedy, remove, or mitigate such event and the effects of it with all reasonable dispatch. Upon termination of the event of force majeure, the performance of any suspended obligation or duty shall promptly be recommenced.

14.2.	Assignment. Neither Party shall have the right to assign any or all of its rights or obligations under this Agreement without the other Party’s prior written consent, which consent shall not unreasonably be withheld, delayed or conditioned. Notwithstanding the foregoing, prior written consent shall not be required in connection with a merger, reorganization, consolidation, or a sale of all or substantially all of a Party’s assets or relevant business to which this Agreement relates and, if such sale or merger is to a Third Party, then the assigning Party shall cause the Third Party to assume the assigning Party’s rights and obligations hereunder and this Agreement shall be deemed to have accepted by the Third Party. In the event of assignment neither Party shall be relieved of its responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

14.3.	Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing, in English and shall be deemed to be given when delivered personally or five days after it is sent by registered or certified mail, postage prepaid, or one day after it is sent and received by the recipient when sent by a reputable overnight carrier service (next-day delivery), and, in each case, to the address mentioned in the recitals to the Agreement. Notices shall be effective upon delivery.

If to Supplier, to:	363 Ivyland Road
Warminster, PA, 18974 USA

Attn:	Don Wang
Email:	don@varsal.com

If to [ ], to:	[ ]

14.4.	Waiver: The failure, with or without intent, of any Party to insist upon the performance (in strict conformity with the literal requirements) by the other Party, of any term or stipulation of this Agreement, shall not be treated as, or be deemed to constitute, a modification of any terms or stipulations of this Agreement, nor shall such failure or election be deemed to constitute a waiver of right of such Party, at any time whatsoever thereafter, to insist upon performance of that particular or any other obligation by the other Party, strictly in accordance with any and all terms or provisions hereof.

14.5.	Entire Agreement: The Parties hereto confirm and acknowledge that this Agreement, along with all the Recitals of the Schedules to this Agreement constitute one single composite document to be always read together and forms the entire agreement between them and shall supersede and override all previous communications, either oral or written, between the Parties with respect to the subject matter hereof. All terms, conditions and obligations under this Agreement shall always remain in full force and effect during the subsistence of this Agreement except where otherwise amended or modified by the parties by mutual written agreement. Neither Party to this Agreement is authorized to incur any obligation and liability for and on behalf of the other and no Party shall be liable for any obligation and or liability incurred by the other Party.

14.6.	Severability. Should any part of this Agreement be declared illegal or unenforceable, the Parties hereto will co-operate in all ways open to them to obtain substantially the same result or as much thereof as may be possible, including taking appropriate steps to amend, modify or alter this Agreement. If any term or provision of this Agreement shall be hereafter declared by a final adjudication of any tribunal or court of competent jurisdiction to be illegal, such adjudication shall not alter the validity or enforceability of any other term or provision unless the terms and provisions so declared are expressly defined as a conditions precedent or as of the essence of this Agreement, or comprising an integral part of, or inseparable from the remainder of this Agreement.

14.7.	The Parties represent and warrant that the signatories executing this Agreement for and on behalf of the Parties are duly authorized to execute this Agreement and to bind the Parties hereto.

14.8.	Independent contractors. The relationship hereby established between the parties is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship.

14.9.	Anti-Bribery. Either party shall not offer, promise, make, authorize or provide, directly or indirectly, a gift, payment or anything of value to a government official or private sector employee, in order to influence or reward any action or decision by such person in his or her official or professional capacity, for the purpose of corruptly obtaining or retaining business or securing any improper advantage, consistently with the principles and the requirements set forth in the applicable anti-bribery laws including but not limited to Prevention of Corruption Act 1988, Prevention of Money Laundering Act 2002, Prevention of Money Laundering Act 2002, as amended from time to time.

14.10.	Human Rights. The Parties hereby agree to adhere to the following in letter and spirit:

14.10.1.	To support and respect the protection of human rights, and to ensure that they are not complicit (directly or indirectly) in any human rights abuses (including, without limitation, human trafficking, and slavery);

14.10.2.	Child labor, as stipulated under the applicable laws including that of the Child Labor (Prohibition and Regulation) Act, 1986, shall not be used for the purposes of this Agreement. In the event where there is no gazette legislative in place, the minimum age shall be 16 years. Workers aged 18 or below shall not be employed to work at night or in hazardous conditions.

14.10.3.	Shall prohibit any application of any form of inhumane treatment. Physical abuse, or the threat of physical abuse, sexual or other forms of harassment including verbal abuse and intimidation shall be strictly prohibited.

14.10.4.	To recognize and respect the rights of their employees to associate freely and to organize and bargain collectively in accordance with the local laws in which they are employed.

14.10.5.	To promote diversity and inclusion. There shall not be any discrimination based upon including but not limited to race, religion, ethnicity, faith, gender, sexual orientation, age, marital status, disability, or political affiliations and in terms of payment of remuneration.

14.10.6.	To provide healthy and safe practices and working conditions to its workforce.

14.11.	Environmental Sustainability. The parties hereby agree to adhere to the following in letter and spirit:

14.11.1.	To support and promote environmental protection, and to comply with all applicable environmental laws and regulations.

14.11.2.	To promote greater environmental responsibility and support us in the use of goods and services which help mitigate our environmental impact, as well as better managing and utilizing resources such as energy, paper, water and waste.

14.11.3.	To promote the development and distribution of environmentally friendly technologies, if any.

14.11.4.	Endeavour that the activities and people are in a sustainable environment and have programs in place to reduce any negative environmental impact of our organization.

14.12.	Anti-Slavery. The Parties shall at all times comply with all applicable anti-slavery and human trafficking laws, statutes and regulations from time to time in force and shall;

14.12.1.	not engage in any activity, practice or conduct that would constitute an offence under any applicable laws, including but not limited to Immoral Trafficking Prevention Act 1956 and The Child Labor (Prohibition and Regulation) Act, 1986;

14.12.2.	include in contracts with its direct subcontractors and suppliers’ provisions which are at least as onerous as those set out in this clause;

14.12.3.	notify the other party as soon as it becomes aware of any actual or suspected slavery or human trafficking in a supply chain which has a connection with this Agreement.

14.13.	Securities Laws.

Parties hereby acknowledges that the securities laws prohibit any person that has received from a publicly-traded company ([     ] being such company) material, non-public information (such as may be contained in the Confidential Information) from purchasing or selling securities of such publicly-traded company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.14.	Data Privacy.

Neither Party shall disclose any personally identifiable information. Notwithstanding the above, any personal identifiable information obtained from the other Party shall be treated in accordance with all applicable data protection laws.

14.15.	Publicity.

Supplier shall not issue any press release, make any public announcement or use in advertising, marketing, publicity, press releases, or otherwise the name of [    ] or any of its Affiliates, or any partner or employee of [    ] or its Affiliates, or any symbol, logo, trade name, trademark, trade device or simulation thereof owned by [        ] or any of its Affiliates, except with the prior written consent of [    ].

14.16.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

AGREED AND ACCEPTED	AGREED AND ACCEPTED

Varsal LLC	[ ]

Signature:	Signature:

Name:	Name:

Designation:	Designation:

Date:	Date: